EXHIBIT 10.22


                        CONFIDENTIAL TREATMENT REQUESTED
Confidential treatment has been requested for the contents of Exhibit B to this Agreement. The omitted portions of Exhibit B have been filed separately with the Commission.


                      SURGX PRODUCT INTRODUCTION AGREEMENT


         This Agreement is made and entered into this day of September, 1996 by and between SURGX CORPORATION, a Delaware Corporation, with offices at 1100 Auburn Street, Fremont, California 94538 ("SURGX") and LSI LOGIC CORPORATION, a Delaware Corporation, with offices at 1551 McCarthy Boulevard, Milpitas, California 95035 ("LSI LOGIC"). SURGX and LSI LOGIC may be individually or collectively referred to in this Agreement as a "Party" or the "Parties".

                                    RECITALS

         SURGX is a supplier to the electronics industry of polymeric products which provide electrostatic discharge ("ESD") control and protection as further described on Exhibit A hereto ("SURGX ESD Products") which may be used for electrical devices and packages.

         LSI LOGIC is a manufacturer of integrated circuit semiconductor devices and packages in which there is a need for ESD control and protection.

         The new SURGX ESD Product may require some reconfiguration, redesign, reformulation, or a change in the method of manufacturing or application to an electrical device, to enable their incorporation into integrated circuit semiconductor devices or packages.

         SURGX desires to have SURGX ESD Products incorporated into commercial LSI Logic integrated circuit semiconductor devices and packages as early as practical.

         SURGX and LSI LOGIC desire to establish a framework under which the parties can cooperate through a multi-phase program for the study and rapid incorporation of SURGX ESD Products ad the improved ESD performances provided by SURGX ESD Products into LSI LOGIC integrated circuit devices and packages (the "Program"). The Program is presently contemplated by the Parties includes (a) feasibility study phase for setting the ESD performance specification requirements for a particular device or package and determining the design of the device or package incorporate the SURGX ESD Product, (b) a prototype phase for preparing prototypes of the design and testing the prototypes for reliability and performance, (c) a test production phase for the testing of the design for product qualification and shipment, and (d) a commercial production phase. Several of these project phases may be in progress simultaneously or sequentially for different designs.

         LSI LOGIC is willing to pay SURGX certain specified amounts for each phase of the program in order to accelerate the early commercial use of the SURGX ESD Products in LSI LOGIC semiconductor devices and packages.

         It is understood that the phase as so contemplated are tentative, and that the decision of the Parties to proceed with any phases following the first phases which is the subject of this Agreement depends upon successful completion of the previous phases and the execution of a formal agreement relating thereto.

               NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

1.       CONDUCT OF PRODUCT INTRODUCTION PROGRAM

         1.1 Exhibit B sets for specific semiconductor device or package in which LSI Logic currently desires to incorporate SURGX ESD Products for prototype testing and eventual commercial production. Because the SURGX ESD Products are available in various forms such as tapes, compositions, laminates, components, etc., the design of and method of preparing a prototype device or package will vary depending on the type of SURGX ESD Product employed for a particular design or to meet particular specifications for a particular semiconductor device or package.

             The Parties contemplate that such work would involve putting surge protection inside the IC package or on the wafer and that such work would occur in four (4) phases, (each, a "Phase") as follows:

             (a) Feasibility (Phase I): Defining the ESD performance specifications for SURGTAPE for a particular device or package and determining the SURGX ESD Product's design for the device or package. Reformulating SURGX ESD Products and demonstrating that SURGX ESD Products provides ESD protection on several number of individual lead(s) for the selected device or package. The Parties expect this Feasibility Phase to take approximately four (4) months;

             (b) Prototype (Phase II)(in two subphases): Based on satisfactory completion of Phase I. Anticipated commencement approximately four months form the effective date of this Agreement:

                   (i)  Phase  II-a:  Would  involve   preparation  of  SURGTAPE
prototype for Phase I formulations and designs. Prototypes to be build and tested for reliability and performance.

                   (ii) Phase II-b: Would involve preparation of prototypes with SURGX material in liquid form directly on the semiconductor wafer and/or die using formulation from Phase I.

            (c) Test Production (Phase III): Would involve low volume production of SURGTAPE prototype from Phase II for product qualifications and shipment; and

            (d) Commercial Production (Phase IV): Would involve high volume production of SURGTAPE based on successful completion of Phase III.

         The expected total funding for the project is estimated at $750,000 for all four SURGTAPE Phases (the "Service Fee"). The Parties contemplate that insofar as they are in agreement to proceed with Phase IV at the time, LSI LOGIC will provide 5 quarters of a commercial supply requirements forecasting by March 15, 1997, and SURGX will provide a business proposal for a commercial production by April 15, 1997. Supply agreement and discount pricing strategy consistent with Section 2.3 hereof to be negotiated by the Parties with a targeted signing date of September 12, 1997.

         The obligations of each Party to conduct work with respect to a Phase of the Program is contingent upon the prior agreement of the Parties to a development timetable and appropriate compensation and, in the case of Phase IV, a commercial supply agreement between the Parties which shall include a trademark license permitting LSI LOGIC to use the SURGTAPE and SURGX trademarks in connection with SURGX ESD Products.

         1.2 The Parties hereto agree to devote sufficient personnel and resources including materials, devices, fabrication equipment, testing equipment and the like, as the parties agree is appropriate for each particular Phase of each project.
         1.3 The Parties agree to designate for each Phase at lease one management person whose duty will be to confer or meet on a bi-weekly basis to further the progress of each Phase and to prepare a summary report for distribution to those who are involved in the particular project and need to know this progress of each Phase. Upon the successful or unsuccessful conclusion of each Phase the managers shall jointly issue a final summary report on that particular phase.

         1.4 Prior to the initiations of each Phase II, III and IV, the Parties will negotiate in good faith the completion timetable and funding levels for each such Phase. Nothing in this Agreement shall be construed as an obligation on the part of either Party hereunder to enter into an agreement with respect to or otherwise proceed with Phases II, III or IV.

2.       PHASE I DELIVERABLES AND SERVICE FEE; COMMERCIAL DISCOUNT

         2.1 The delivery obligations and timetable for such performance of the Parties are set forth in Exhibit C attached hereto and incorporated herein by reference. In addition to the deliverables set forth in Exhibit C, SURGX shall deliver to LSI LOGIC prior to the completion of the Feasibility Phase such quantities of SURGX polymer material dissolved in solution as LSI LOGIC may require for coating directly on wafers.

         2.2 In consideration for the deliverables and services to be provided hereunder, LSI LOGIC shall pay to SURGX the amount of $200,000, payable in accordance with the Milestone set forth in the following table:

                                                                                                      Payment
                          Milestone                                      Target Date                 Obligation
Execution of Final Agreement                                    October 1, 1996                 $60,000

Completion of SurgTape design for the device of package         November 5, 1996                $60,000

Assembly of a device or package designed for protection of      December 10,1996                $60,000
several leads.

Delivery of the Summary Report documenting feasibility on the   Four (4) months from            $20,000
lead(s), and the SURGTAPE design for the test IC package.       signature date



         2.3 In partial consideration of the Service Fee, SurgX agrees that for any device or package incorporating a SURGX ESD Product manufactured by LSI LOGIC under Phase IV (should the Parties elect to proceed with Phase IV), SURGX will provide that SURGX ESD Product to LSI LOGIC at a discounted price compared to the price paid by other manufacturers of similar devices and/or packages where the other manufacturer has not engaged in a product introduction program similar to the program conducted under this Agreement. SURGX agrees to maintain an appropriate discount for LSI LOGIC on such SURGX ESD Product for an appropriate period of time to provide LSI LOGIC and economic benefit and a reasonable return on its investment of the Service Fees paid to SURGX.

         2.4 The parties agree that upon completion of Phase I, they shall meet and discuss in good faith the possibility of LSI LOGIC making an equity investment in SURGX.

3.       CONFIDENTIALITY

         3.1 All technical, business and other information exchanged by SURGX and LSI LOGIC under this Agreement which it is designated confidential shall be deemed to be confidential and shall include the terms and conditions of this Agreement. The Party receiving confidential information under this Agreement shall for the period from the date of this Agreement until five (5) years after its termination make use of such information only for the purpose of fulfilling its obligations under this Agreement or under other agreements respecting further Phases of the Program and shall protect such information by using the same degree of care but no less than reasonable degree of care to prevent unauthorized use, dissemination or publication of such information as the receiving Party uses to protect its own confidential information of a like nature.

         3.2 The foregoing obligation shall not apply to the Party receiving confidential information under the Agreement with respect to information that:

                  (a) is shown by contemporaneously produced written evidence to have been in the receiving Party's possession before receipt thereof from the disclosing Party;

                  (b) is or becomes a matter of public knowledge through no fault of the receiving Party; (c) is rightfully received by the receiving Party from a third Party without duty of confidentiality;

                   (d) is disclosed by the disclosing Party to a third Party without a duty of disclosure on the party of the third Party;

                  (e) is shown by contemporaneously produced written evidence to have been independently developed by the receiving Party by personnel having no knowledge of the information received from the disclosing Party; and

                  (f) is disclosed by the receiving Party after receipt of prior written approvals from the disclosing Party.

         3.3 Disclosure of any information marked confidential by Party shall not be precluded by this agreement if such disclosure is required in response to a valid court order or order of a government body provided that the receiving Party promptly notifies the other Party of such order and makes a good faith effort, but at the expense of the Party originating the confidential information to obtain a protective order requiring the confidential information to be kept in confidence and used only for the purpose of the court or governmental order.

         3.4 Expect as required by law neither Party to this Agreement shall, without prior written consent of the other Party, make or cause to be made any press release or non confidential disclosure that directly or indirectly discloses the transactions contemplated by this Agreement or discloses the identity of the Parties hereto. Notwithstanding the foregoing, approval of an announcement of the agreement will not be unreasonably withheld.

4.    INTELLECTUAL PROPERTY

         4.1 Any change in, improvement of or modification of any SURGX ESD Product (including changes, improvements or modifications in the manufacture thereof or, subject to Section 4.3 use) made pursuant to this Agreement or other agreements respecting the Program by either Party or jointly by the Parties and any invention made based on or developed from the Confidential Information of SURGX, shall be the intellectual property of SURGX. LSI LOGIC shall take all actions necessary to vest such intellectual property rights in SURGX. In addition, any method or process developed independently or jointly by the parties covering the application of SURGTAPE to a device or substrate shall be the intellectual property of SURGX.

         4.2 Any change in, improvement of or modification of any LSI LOGIC semiconductor device or package (including changes, improvements or modifications in the manufacture thereof or, subject to Section 4.3 use) made pursuant to this Agreement or other agreements respecting the Program by either Party or jointly by the Parties and any invention made based on or developed from the Confidential Information of LSI LOGIC shall be the intellectual property of LSI LOGIC and SURGX shall have the right to a nonexclusive license, including the right to sublicense as necessary under and subject to Section 4.3, from LSI LOGIC to use each method or process which forms a part thereof, provided that such method or process is necessary to enable the commercial use of the SURGX ESD Product.

         4.3 In addition to the work to be performed under this Agreement, which is intended to demonstrate the feasibility of using SURGTAPE in packaging integrated circuit devices to protect them from ESD damage, most of which activities will be the responsibility of SURGX, the parties agree that LSI LOGIC may further investigate the potential use of the SURGX polymer composition for application directly on/or as part of the integrated circuit wafer/die or wafer/die structure. LSI LOGIC will bear the primary responsibility for the activities to develop the die application. SURGX will provide the SURGX polymer in appropriate liquid form for the on wafer/die application and provide consulting services to LSI LOGIC in the application and use of the SURGX material. Follow on activities and cooperative efforts will be decided at the conclusion of the feasibility stage. Assuming that the results of the feasibility stage show that the SURGX material has value in the on wafer/die application in protecting integrated circuit devices from ESD events, and that the parties wish to continue forward with an agreement, the parties agree to:

         SURGX will own all intellectual property rights to SURGTAPE technology and LSI LOGIC will be granted a paid up royalty free license under intellectual property of SURGX to use the SURGTAPE purchased from SURGX and its affiliates or parents in integrated circuit packages built by and for LSI LOGIC for sale by LSI LOGIC.

         LSI LOGIC will own the intellectual property rights to the use of SURGX material in processes and to the resulting structure where the SURGX material is applied directly to and as a part of the integral structure of an integrated circuit wafer/die which on wafer/die applications processes are developed by LSI LOGIC. LSI LOGIC shall have a paid up royalty free license under intellectual property of SURGX to use itself SURGX material purchased from SURGX and its affiliates or parents in such processes and structure.

         SURGX will own exclusive marketing rights to sell the SURGX material in the liquid form for use in said on wafer/die applications and processes for application of the SURGX material directly to an integrated circuit wafer/die, and LSI LOGIC agrees to license the intellectual property of LSI LOGIC to SURGX on reasonable terms to enable SURGX to market such SURGX material for such uses, provided, however, that LSI LOGIC shall have the option at its sole election to retain exclusive use for itself in large scale ASIC devices.

         4.4 The above Paragraphs 4.1, 4.2 and 4.3 notwithstanding all metrology developed by the Parties in connection with the performance of this Agreement shall be the intellectual property of SURGX. SURGX shall grant and hereby does grant, to LSI LOGIC (and to LSI LOGIC'S packaging contractors solely for their use in producing ESD Measuring Equipment for LSI LOGIC) a non-exclusive, worldwide, perpetual irrevocable, fully paid-up right and license to use, make, have made, modify, have modified, and develop ESD Measurement Equipment products, including derivative products from SURGX's intellectual property under this Article, for LSI LOGIC's own internal use and for use by LSI LOGIC packaging contractors in carrying out their work solely for LSI LOGIC, provided that nothing in this Paragraph 4.4 shall be construed as a license to LSI LOGIC to sell, lease, or otherwise dispose of ESD Measurement Equipment products, including derivative products, to its customers.

5.       TERM AND TERMINATION

         5.1 This Agreement shall remain in force until the later of (i) two years from the date hereof or (ii) the completion of Phase I, unless earlier terminated pursuant to this Section 5.

         5.2 This Agreement may be terminated without cause by either Party upon 30 days written notice. If terminated by SURGX without cause under this paragraph, SURGX shall not be entitled to any further payment under this Agreement of the Program. If terminated by LSI LOGIC under this paragraph LSI LOGIC shall pay to SURGX 50% of all unpaid payments scheduled under this Agreement.

         5.3 This Agreement may be terminated by either Party for cause upon breach of this Agreement by the other Party after 60 days written notice of such breach and failure of the Party in breach to remedy the breach within said 60 days.

         5.4 Upon completion or termination of this Agreement with or without cause, no amounts paid by LSI LOGIC to SURGX shall be refunded by SURGX.

6.    GENERAL TERMS

         6.1 This Agreement shall be governed in all aspects by the laws of the state of California except for any law in California which requires the application of the law of another state.

         6.2 SURGX represents and warrants that the SURGX ESD Products supplied by SURGX will meet the specifications agreed to for such products. However, SURGX makes no representation or warranty or guarantee that any SURGX ESD Product will perform in any particular LSI LOGIC device or package as desired by LSI LOGIC. It is the responsibility of LSI LOGIC to test such devices and packages to insure that same perform in accordance with LSI LOGIC specifications or the product specifications of the customer purchasing such device or package from LSI LOGIC. In the event of a product liability claim on any semiconductor device or package sold by LSI LOGIC, LSI LOGIC shall hold SURGX harmless with respect to such claim. SURGX shall indemnify and hold harmless LSI LOGIC and its majority owned subsidiaries from any claim, demand, assertion, or liability, and the defense thereof , based on the infringement or alleged infringement by SURGX ESD Products of the intellectual property rights of any third party. Except for the foregoing, neither party shall be liable to the other for any special, indirect, incidental, or consequential damages, losses, loss of profits, loss of data or use thereof, or interruption of business, whether based on alleged of warranty, of contract, tort or other legal theory.

         6.3 This contact shall be considered personal between the Parties and shall not be assignable or transferable to any other Party except any company or entity controlling, controlled by, or under the common control with a Party hereto (an "Affiliate"), without the prior written consent of the other Party. The prohibition against assignment provided by this paragraph shall not apply if this Agreement is being transferred to another entity as part of a sale, merger or transfer of the entire business of the Party to which this Agreement relates.

         6.4 Neither SURGX nor LSI LOGIC are agents of the other. This Agreement does not establish any joint venture, partnership, or agency relationship. Neither Party has the right or authority to create any obligation, representation or responsibility express or implied on behalf of the other Party. The Parties hereto are independent contractors.

         6.5 This Agreement is non exclusive in nature and it is expressly understood that either Party may enter into the same or similar agreement with other entities for the same or similar reasons for same or similar goals, provided that the confidentiality of this Agreement is maintained.

         6.6 If any provision of this Agreement is held invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

         6.7 Except for the prior confidentiality agreement dated July 22, 1996, this Agreement and the Exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter hereto and shall not be amended or modified without written agreements signed by both Parties.

         6.8 In witness whereof the Parties have had this Agreement executed by their respective authorized officers on the date written below with the Agreement being effective the date appearing on the first page of this Agreement, with the intent that the Parties by legally and equitably bound by its terms.

LSI LOGIC CORPORATION                       SURGX CORPORATION

By:      /s/      James Hively                       By:      /s/ Karen Shrier

Title: Vice President                       Title: V.P. Operation

Date: September 30, 1996                    Date: September 30, 1996
     ----------------------                      -------------------


                                    EXHIBIT A

                               SURGX ESD PRODUCTS

     A.1 The term "SURGTAPE" shall mean a tape product that carries a SURGX material in a cured or solid form so that the tape product can be used to provide ESD or electrical overstress (EOS) protection for integrated circuits. SURGTAPE incorporates a SURGX material that can be positioned between signal lines and the ground line(s). The SURGX material has a high impedance and low leakage during normal circuit operation. During an EOS or an ESD event, the material transitions to a low impedance state that shunts the offending charge to ground. The pin-to-pin capacitance added by the material is typically less than one picofarad. The mechanical flexibility and the electrical characteristics of the material allow for a wide variety of packaging concepts, including arrays in which a common ground is used with multiple signal lines. SURGTAPE can be placed, both inside the IC package and outsides the IC package, as well as, on or in the printed circuit boards. SURGTAPE can also be used in discrete devices such as connector arrays and surface mount components.

    A.2 The term "SURGX material" shall mean a liquid product having a component or composition proprietary to SURGX that can be applied directly to a wafer or die to form a cured or solid line layer thereon to provide ESD or EOS protection for integrated circuits. The SURGX material can be applied directly to a wafer or die in liquid form, then formed into a cured or solid line, layer or other configuration between signal lines and ground line(s) to provide properties and function similar to those set forth in A.1 above.

                                    EXHIBIT B

             [PACKAGES AND DEVICES FOR INCORPORATION OF ESD PRODUCT]


Confidential treatment has been requested for the entire contents of this Exhibit B which contents have been filed separately with the Commission.

                                    EXHIBIT C

                         DELIVERY OBLIGATIONS/TIMETABLE

                    Exhibit C - LSI LOGIC PHASE I FEASIBILITY



ID     Task Name                                                    Duration      Start       Finish

1      PHASE I FEASIBILITY                                          18w           10/1/96     2/3/97
2        Define Team                                                2d            10/1/96     10/2/96
3        Define Product  Performance Specificaton                   4.6w          10/1/96     10/31/96
4        Select pkgs & die                                          1.7w          10/1/96     10/11/96
5        Complete SurgTape Designs for the selected device or       5.2w          10/1/96     11/5/96
           package
6        Reformulate SurgX to meet V (trigger) &   Vclam            17.8w         10/1/96     1/31/97
7          Formulation I modification/optimation                    12.2w         10/1/96     12/24/96
8          Formulation II Development                               11w           10/14/96    12/27/96
9          Select optimum formulations                              1w            12/30/96    1/3/97
10         Continue to Optimize Formulations                        4w            1/6/97      1/31/97
11       Implement SurgX on/in IC Package                           16.2w         10/14/96    2/3/97
12         Assemble a package with SurgTape designed to protect     9.2w          10/14/96    12/16/97
             single ic
13         Deliver SurgX for Wafer Coating                          14.2w         10/28/96    2/3/97
14       Look Ahead Reliability Testing for Environmental           16w           10/14/96    1/31/97
15       Ongoing Characterization, QC Testing and QC Equipment      16w           10/1/96     1/20/97
           Design
16       Feasibility Summary Report                                 1.2w          1/27/97     2/3/97
17       Phase I Complete                                             0w          2/ 3/97     2/3/97

